FORM OF AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

THIS AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION (“Agreement”) is made as of this [    ] day of [    ], 2022, by J.P. Morgan Exchange-Traded Fund Trust, a Delaware statutory trust (“ETF Trust”), on behalf of its series [    ] ETF (the “Acquiring Fund”), and [    ], (“[Target Trust]”), on behalf of its series [    ] (the “Target Fund”), and, with respect to paragraph 10.2 of this Agreement, J.P. Morgan Investment Management Inc. (“JPMIM”).

WHEREAS, each of the Target Fund and the Acquiring Fund is a series of an open-end, investment company of the management type registered pursuant to the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the contemplated reorganization and liquidation will consist of (1) the sale, assignment, conveyance, transfer, and delivery of all of the property and assets (“Assets”) of the Target Fund to the Acquiring Fund in exchange for shares of beneficial interest of the Acquiring Fund (“Acquiring Fund Shares”) equal in aggregate net asset value to the outstanding shares of beneficial interest of the Target Fund (“Target Fund Shares”), as described herein, (2) the assumption by the Acquiring Fund of all liabilities (“Liabilities”) of the Target Fund, (3) the distribution of the Acquiring Fund Shares to the shareholders of the Target Fund (“Target Fund Shareholders”) who hold Target Fund Shares through a brokerage account that can accept Acquiring Fund Shares, (4) the distribution of cash to Target Fund Shareholders in lieu of fractional Acquiring Fund Shares, (5) with respect to Target Fund Shareholders who do not hold Target Fund Shares through a brokerage account that can accept Acquiring Fund Shares, the distribution of cash equal to the net asset value of the Target Fund Shares held by such Target Fund Shareholders, and (6) with respect to Target Fund Shareholders who hold Target Fund Shares through a fund direct individual retirement account (“IRA”), the exchange of Target Fund Shares for Morgan Shares of JPMorgan U.S. Government Money Market Fund, equal in value to the net asset value of such Target Fund Shares held by such Target Fund Shareholders, in complete liquidation of the Target Fund, as provided herein (“Reorganization”), all upon the terms and conditions hereinafter set forth in this Agreement. The Acquiring Fund is, and will be immediately prior to Closing (defined in paragraph 3.1) be, a shell series, without Assets or Liabilities, created for the purpose of acquiring the Assets and Liabilities of the Target Fund;

WHEREAS, the Board of Trustees of ETF Trust has determined, with respect to the Acquiring Fund, that the Reorganization is in the best interests of the Acquiring Fund; and

WHEREAS, the Board of Trustees of [Target Trust] has determined, with respect to the Target Fund, that the Reorganization is in the best interests of the Target Fund and that the interests of the existing Target Fund Shareholders will not be diluted as a result of the Reorganization;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	REORGANIZATION

1.1.

Subject to the requisite approvals and the other terms and conditions herein set forth and on the basis of the representations and warranties contained herein, [Target Trust], on behalf of the Target Fund, agrees to sell, assign, convey, transfer and deliver all of its Assets, as set forth in paragraph 1.2, to the Acquiring Fund, and ETF Trust, on behalf of the Acquiring Fund, agrees in exchange therefor:

(a)

to deliver to the Target Fund a number of full shares of beneficial interest of the Acquiring Fund having an aggregate net asset value equal to the value of the Assets of the Target Fund attributable to the Target Fund Shares on such date, less:

i.	the value of cash to be distributed to Target Fund Shareholders in lieu of fractional Acquiring Fund Shares;

ii.

the value of cash to be distributed to Target Fund Shareholders who do not hold Target Fund Shares through a brokerage account that can accept Acquiring Fund Shares (“Cash-Out Shareholders”), who shall not receive a distribution of such Acquiring Fund Shares and in lieu thereof shall receive a distribution of cash equal to the net asset value of their Target Fund Shares;

iii.

the value of the Target Fund Shares of Target Fund Shareholders whose Target Fund Shares are held through a fund direct IRA (“IRA Shareholders”), which shall be exchanged for Morgan Shares of JPMorgan U.S. Government Money Market Fund equal in value to the net asset value of such Target Fund Shares; and

iv.	the value of the Liabilities of the Target Fund attributable to those Target Fund Shares as of the time and date set forth in paragraph 3.1;

with the number of full shares to be delivered determined by dividing the value of such Target Fund’s net Assets (computed in the manner and as of the time and date set forth in paragraph 2.1), except for the sum of the values in subparagraph (a)(i)-(iv) of this paragraph 1.1, by the net asset value of one share of Acquiring Fund Shares (as computed in the manner and as of the time and date set forth in paragraph 2.2); and

(b)	to assume all Liabilities of the Target Fund, as set forth in paragraph 1.3. Such transactions shall take place on the date of the closing provided for in paragraph 3.1 (“Closing Date”).

1.2.

The Assets of [Target Trust] attributable to the Target Fund to be sold, assigned, conveyed, transferred and delivered to ETF Trust, on behalf of the Acquiring Fund, shall consist of all assets of the Target Fund, including, without limitation, all rights, cash, securities, commodities and futures interests and dividends or interests receivable that are owned by the Target Fund and any deferred or prepaid expenses shown as an asset on the books of the Target Fund on the Valuation Date as defined in paragraph 2.1, except for assets having a value equal to the sum of the values in subparagraph (a)(i)-(iv) of paragraph 1.1. The Target Fund will sell, assign, convey, transfer and deliver to the Acquiring Fund any rights, stock dividends, or other securities received by the Target Fund after the Closing Date as stock dividends or other distributions on or with respect to the Assets transferred, which rights, stock dividends, and other securities shall be deemed included in the Assets transferred to the Acquiring Fund at the Closing Date and shall not be separately valued, in which case any such distribution that remains unpaid as of the Closing Date shall be included in the determination of the value of the Assets of the Target Fund acquired by the Acquiring Fund.

1.3.	ETF Trust, on behalf of the Acquiring Fund, shall assume all of the Liabilities of the Target Fund, whether accrued or contingent, known or unknown, existing at the Valuation Date.

1.4.

Immediately following the actions contemplated by paragraph 1.1, [Target Trust] shall take such actions necessary to complete the liquidation of the Target Fund. To complete the liquidation, [Target Trust], on behalf of the Target Fund, shall (a) distribute to the Target Fund Shareholders of record (other than Cash-Out Shareholders and IRA Shareholders) as of the Closing Date, as defined in paragraph 3.1, on a pro rata basis, the Acquiring Fund Shares received by [Target Trust], on behalf of the Target Fund, pursuant to paragraph 1.1, (b) distribute cash, as provided in paragraph 1.1 to the Cash-Out Shareholders, and, with respect to IRA Shareholders, initiate the exchange of Target Fund shares for Morgan Shares of JPMorgan U.S. Government Money Market Fund, equal in value to the net asset value of such Target Fund shares held by such Target Fund Shareholders, and (c) completely liquidate. Such liquidation shall be accomplished, with respect to the Target Fund Shares, by the transfer of the corresponding Acquiring Fund Shares then credited to the account of the Target Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Target Fund Shareholders. The aggregate net asset value of Acquiring Fund Shares to be so credited to Target Fund Shareholders shall be equal to the aggregate net asset value of the Target Fund Shares owned by Target Fund Shareholders on the Closing Date less: (i) the value of cash to be distributed to Target Fund Shareholders in lieu of fractional Acquiring Fund Shares; (ii) the value of cash to be distributed to Cash-Out Shareholders, who shall not receive a distribution of such Acquiring Fund Shares and in lieu thereof shall receive a distribution of cash equal to the net asset value of their Target Fund Shares; and (iii) the value of the Target Fund Shares of IRA Shareholders whose Target Fund Shares are held through a fund direct IRA, which shall be exchanged for Morgan Shares of JPMorgan U.S. Government Money Market Fund equal in value to the net asset value of such Target Fund Shares. All issued and outstanding Target Fund Shares will be canceled on the books of the Target Fund. The Acquiring Fund shall not issue certificates representing Acquiring Fund Shares in connection with such exchange. For the avoidance of doubt: (1) in connection with the above-provided liquidation and distribution of Acquiring Fund Shares, if a Target Fund Shareholder does not hold their Target Fund Shares in a brokerage account that can accept the Acquiring Fund Shares being distributed, then such Target Fund Shareholder shall not receive a distribution of such Acquiring Fund Shares and in lieu thereof shall receive a distribution of cash equal to the net asset value of their Target Fund Shares; and (2) Target Fund Shareholders who hold Target Fund Shares through a fund direct IRA will have their shares exchanged for Morgan Shares of JPMorgan U.S. Government Money Market Fund equal in value to the NAV of their Target Fund shares, unless such a Target Fund Shareholder provides alternative direction prior to the Reorganization.

1.5.	Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s transfer agent.

1.6.

Any reporting responsibility of the Target Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (“Commission”), any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Target Fund.

2.	VALUATION

2.1.

The value of the Assets of the Target Fund shall be determined as of the close of business of the New York Stock Exchange (“NYSE”), usually 4:00 p.m. Eastern Time, and after the declaration of any dividends by the Target Fund, on the Closing Date (such time and date being hereinafter called the “Valuation Date”), computed using the valuation procedures which the Acquiring Fund would use in determining the fair market value of its Assets and Liabilities. The Target Fund will not treat an intraday unscheduled disruption or closure in NYSE trading on the Valuation Date as a closure of the NYSE and will calculate net asset value as of 4:00 p.m., Eastern Time, if the particular disruption or closure directly affects only the NYSE.

2.2.

The aggregate net asset value of the Acquiring Fund’s Acquiring Fund Shares shall be determined to four decimal places on the Valuation Date, using the valuation procedures established by the Board of Trustees of ETF Trust.

2.3.

The number of Acquiring Fund Shares to be issued in exchange for the Assets shall be determined with respect to the Target Fund by dividing the value of the net assets with respect to the Target Fund Shares, determined as set forth in paragraph 2.1, except for the sum of the values in subparagraph (a)(i)-(iv) of paragraph 1.1, by the net asset value per share of the Acquiring Fund Shares, determined as set forth in paragraph 2.2. For the avoidance of doubt, the Acquiring Fund shall not issue fractional shares.

3.	CLOSING AND CLOSING DATE

3.1.

The Closing Date shall be [    ], 2022, or such other date as the parties may agree. All acts taking place at the closing of the transactions provided for in this Agreement (“Closing”) shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise agreed to by the parties. The “close of business” on the Closing Date shall be as of 5:00 p.m., Eastern Time. The Closing shall be held at the offices of JPMIM or at such other time and/or place, including by virtual means, as the parties may agree.

3.2.

[Target Trust] shall direct JPMorgan Chase Bank, N.A. (“JPMCB”), as custodian for the Target Fund (“Target Fund Custodian”), to deliver to ETF Trust, on behalf of the Acquiring Fund, at the Settlement Date, as defined below, a certificate of an authorized officer stating that (i) all Assets, cash and other financial interests of the Target Fund held by the Target Fund Custodian on behalf of the Target Fund pursuant to the Target Fund’s custody agreement with the Target Fund Custodian have been delivered to the Acquiring Fund, as of the settlement date of [                ], 2022 (the “Settlement Date”), (ii) the Target Fund Custodian has paid any and all taxes with respect to the Target Fund that the Target Fund has specifically and properly instructed the Target Fund Custodian to pay, and agrees to notify the Acquiring Fund in the event it receives notification of any additional taxes that would be due with respect to the Target Fund, and (iii) all income that is received by the Target Fund Custodian after the Settlement Date for the account of the Target Fund will be credited to the Acquiring Fund in accordance with Section 2.7 of the September 1, 2010 Amended and Restated Global Custody and Fund Accounting Agreement between the Target Fund and the Target Fund Custodian, as amended from time to time. The Target Fund Custodian shall deliver to JPMCB, as the custodian for the Acquiring Fund (the “Acquiring Fund Custodian”), as of the Settlement Date by book entry, in accordance with the customary practices of the Target Fund Custodian and of each securities depository, as defined in Rule 17f-4 under the 1940 Act, the Assets of the Target Fund deposited with such depositories. The cash to be transferred by the Target Fund shall be delivered to the Acquiring Fund Custodian on the Settlement Date.

3.3.

[Target Trust] shall direct DST Asset Manager Solutions, Inc., in its capacity as transfer agent for the Target Fund (“Transfer Agent”), to deliver to ETF Trust, on behalf of the Acquiring Fund at the Closing a certificate of an authorized officer stating that its records contain the name and address of each Target Fund Shareholder and the number and percentage ownership of Target Fund Shares owned by each such Shareholder immediately prior to the Closing. The Acquiring Fund shall deliver to the Secretary of the Target Fund a confirmation evidencing that (a) the appropriate number of Acquiring Fund Shares have been credited to the Target Fund’s account on the books of the Acquiring Fund pursuant to paragraph 1.1 prior to the actions contemplated by paragraph 1.4 and (b) the appropriate number of Acquiring Fund Shares have been credited to the accounts of the Target Fund Shareholders on the books of the Acquiring Fund pursuant to paragraph 1.4. At the Closing each party shall deliver to the other party such bills of sale, checks, assignments, share certificates, if any, receipts or other documents as the other party or its counsel may reasonably request.

3.4.

In the event that at the Valuation Date (a) the NYSE or another primary trading market for portfolio securities of the Acquiring Fund or the Target Fund (each an “Exchange”) shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net Assets of the Target Fund or the Acquiring Fund is impracticable (in the judgment of the Trustees of [Target Trust], with respect to the Target Fund and of the Trustees of ETF Trust with respect to the Acquiring Fund), the Closing Date shall be postponed until the first Friday (that is also a business day) after the day when trading shall have been fully resumed and reporting shall have been restored.

4.	REPRESENTATIONS AND WARRANTIES

4.1.	Except as has been fully disclosed in Schedule 4.1 to this Agreement, [Target Trust], on behalf of the Target Fund, represents and warrants as follows:

(a)	The Target Fund is duly established as a series of [Target Trust], which is a statutory trust duly organized, existing and in good standing under the laws of [ ], with power under its Certificate of

Trust and Agreement and Declaration of Trust (collectively, the “Charter”), as amended, to own all of its Assets and to carry on its business as it is being conducted as of the date hereof. [Target Trust] is not required to qualify as a foreign trust or association in any jurisdiction, except for any jurisdiction in which it has so qualified or in which a failure to so qualify would not have a material adverse effect. [Target Trust] has all necessary federal, state and local authorization to carry on its business as now being conducted and to fulfill the terms of this Agreement, except as set forth in Schedule 4.1.

(b)

[Target Trust] is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act, and the registration of the Target Fund Shares under the Securities Act of 1933, as amended (“1933 Act”), is in full force and effect.

(c)

No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Target Fund of the transactions contemplated herein, except such as may be required under the 1933 Act, the Securities Exchange Act of 1934, as amended (“1934 Act”), the 1940 Act, state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”).

(d)

The current prospectuses and statement of additional information of the Target Fund conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(e)

On the Closing Date, [Target Trust], on behalf of the Target Fund, will have good and marketable title to the Assets and full right, power, and authority to sell, assign, convey, transfer and deliver such Assets hereunder free of any liens or other encumbrances, and upon delivery and payment for the Assets, ETF Trust, on behalf of the Acquiring Fund, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act.

(f)

The Target Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result in, (i) a material violation of the Charter or by-laws of [Target Trust], as applicable, or of any agreement, indenture, instrument, contract, lease or other undertaking to which [Target Trust], on behalf of the Target Fund, is a party or by which it is bound, or (ii) the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which [Target Trust], on behalf of the Target Fund, is a party or by which it is bound.

(g)

All material contracts or other commitments of the Target Fund (other than this Agreement, contracts listed in Schedule 4.1 and certain investment contracts, including options, futures, and forward contracts) will terminate without liability to the Target Fund on or prior to the Closing Date. Each contract listed in Schedule 4.1 is a valid, binding and enforceable obligation of each party thereto (assuming due authorization, execution and delivery by the other party thereto) and the assignment by the Target Fund to the Acquiring Fund of each such contract will not result in the termination of such contract, any breach or default thereunder or the imposition of any penalty thereunder.

(h)

No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to [Target Trust]’s knowledge, threatened against [Target Trust], with respect to the Target Fund or any of the Target Fund’s properties or assets, that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. Except as disclosed on Schedule 4.1, [Target Trust], on behalf of the Target Fund, knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

(i)

The Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets, and Schedule of Investments of the Target Fund at [[    ], 2021] have been audited by PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, and are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied. Such statements (true and correct copies of which have been furnished to [Target Trust], on behalf of the Acquiring Fund) present fairly, in all material respects, the financial condition of the Target Fund as of such date in accordance with GAAP, and there are no known contingent, accrued or other Liabilities of the Target Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date that are not disclosed therein.

(j)

Since [    ], there has not been any material adverse change in the Target Fund’s financial condition, Assets, Liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Target Fund of indebtedness, other than the incurrence of indebtedness in the ordinary course of business in accordance with the Target Fund’s investment policies. For the purposes of this subparagraph (j), a decline in net asset value per share of Target Fund Shares due to declines in market values of securities held by the Target Fund, the discharge of Target Fund Liabilities, or the redemption of Target Fund Shares by Target Fund Shareholders shall not constitute a material adverse change.

(k)

On the Closing Date, all federal and other tax returns, dividend reporting forms, and other tax-related reports of the Target Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof and, to the best of [Target Trust]’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns.

(l)

For each taxable year of its operation (including with respect to the taxable year that includes the Closing Date the portion of such taxable year up to the Closing date), the Target Fund has met or meets the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company, and has been or is eligible to and has computed or will compute its federal income tax under Section 852 of the Code. In that regard, the Target Fund has declared and distributed as of the Closing Date substantially all amounts required to have been declared and distributed by such Closing Date of (i) its investment company taxable income (computed without regard to any deduction for dividends paid), (ii) the excess, if any, of (x) its investment income excludible from gross income under Section 103 of the Code over (y) its deductions disallowed under Sections 265 and 171 of the Code (“net tax-exempt income”), and (iii) any net capital gain (after reduction for any capital loss carryforward) (as defined in the Code).

(m)	All issued and outstanding Target Fund Shares are, and on the Closing Date will be, duly authorized and validly and legally issued and outstanding, fully paid and non-assessable by [Target Trust], on behalf of the Target Fund, and will have been offered and sold in every state, territory and the District of Columbia in compliance in all material respects with applicable registration requirements of all applicable federal and state securities laws. All of the issued and outstanding Target Fund Shares will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Transfer Agent, on behalf of the Target Fund, as provided in paragraph 3.3. The Target Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Target Fund Shares, nor is there outstanding any security convertible into any of the Target Fund Shares. The Target Fund will review its Assets to ensure that at any time prior to the Closing Date its Assets do not include any assets that the Acquiring Fund is not permitted, or reasonably believes to be unsuitable for it, to acquire, including without limitation any security that, prior to its acquisition by the Target Fund, is unsuitable for the Acquiring Fund to acquire.

(n)

The execution, delivery and performance of this Agreement, and the transactions contemplated herein, have been duly authorized by all necessary trust action on the part of the Board of Trustees of [Target Trust], on behalf of the Target Fund, as described in paragraph 8.1, and this Agreement constitutes a valid and binding obligation of [Target Trust], on behalf of the Target Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(o)

The combined information statement and prospectus (“Information Statement/Prospectus”) to be included in the Registration Statement (as defined in paragraph 5.5), insofar as it relates to the Target Fund and [Target Trust], will from the effective date of the Registration Statement through the Closing Date (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading (provided that this representation and warranty shall not apply to statements in or omissions from the Information Statement/Prospectus made in reliance upon and in conformity with information that was furnished by the Acquiring Fund for use therein) and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder. The information to be furnished by the Target Fund for use in supplements to registration statements and other documents filed or to be filed with any federal, state or local regulatory authority (including the Financial Industry Regulatory Authority (“FINRA”)), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto.

4.2.	Except as has been fully disclosed to [Target Trust] in Schedule 4.2 to this Agreement, ETF Trust, on behalf of the Acquiring Fund, represents and warrants as follows:

(a)

The Acquiring Fund is duly established as a series of ETF Trust, which is a statutory trust duly organized, existing and in good standing under the laws of the State of Delaware, with power under its Charter, to own all of its Assets and to carry on its business as it is being conducted as of the date hereof. ETF Trust is not required to qualify as a foreign trust or association in any jurisdiction, except for any jurisdiction in which it has so qualified or in which a failure to so qualify would not have a material adverse effect. ETF Trust has all necessary federal, state and local authorization to carry on its business as now being conducted and to fulfill the terms of this Agreement, except as set forth in Schedule 4.2.

(b)

ETF Trust is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act and the registration of the Acquiring Fund Shares under the 1933 Act will be in full force and effect as of the Closing Date.

(c)

No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act, state securities laws and the Hart-Scott-Rodino Act.

(d)

The current prospectus and statement of additional information of the Acquiring Fund conforms in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(e)

The Acquiring Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in (i) a material violation of the Charter or by-laws of ETF Trust, as applicable, or of any agreement, indenture, instrument, contract, lease or other undertaking to which ETF Trust, on behalf of the Acquiring Fund, is a party or by which it is bound, or (ii) the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which ETF Trust, on behalf of the Acquiring Fund, is a party or by which it is bound.

(f)

No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to ETF Trust’s knowledge, threatened against ETF Trust, with respect to the Acquiring Fund or any of the Acquiring Fund’s Assets, that, if adversely determined, would materially and adversely affect the Acquiring Fund’s financial condition or the conduct of its business. Except as disclosed in Schedule 4.2 to this Agreement, ETF Trust, on behalf of the Acquiring Fund, knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Acquiring Fund’s business or its ability to consummate the transactions herein contemplated.

(g)

As the Acquiring Fund has not yet commenced operations, there has not been any material adverse change in the Acquiring Fund’s financial condition, Assets, Liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness, other than the incurrence of indebtedness in the ordinary course of business in accordance with the Acquiring Fund’s investment policies. For the purposes of this subparagraph (h), a decline in net asset value per share of Acquiring Fund Shares due to declines in market values of securities held by the Acquiring Fund, the discharge of Acquiring Fund Liabilities, or the redemption of Acquiring Fund Shares by shareholders of the Acquiring Fund shall not constitute a material adverse change.

(h)

On the Closing Date, all federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquiring Fund required by law to have been filed by such date (including any extensions), if any, shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due, if any, on said returns and reports shall have been paid or provision shall have been made for the payment thereof and, to the best of ETF Trust’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns.

(i)

The Acquiring Fund intends to meet the requirements of Subchapter M of the Code for qualification as a regulated investment company and to be eligible to and will intend to compute its federal income tax under Section 852 of the Code for each taxable year.

(j)

All of the issued and outstanding Acquiring Fund Shares are, and on the Closing Date will be, duly authorized and validly and legally issued and outstanding, fully paid and non-assessable by ETF Trust, on behalf of the Acquiring Fund, and will have been offered and sold in every state, territory and the District of Columbia in compliance in all material respects with applicable registration requirements of all applicable federal and state securities laws. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquiring Fund Shares, nor is there outstanding any security convertible into any Acquiring Fund Shares. All of the Acquiring Fund Shares to be issued and delivered to the Target Fund, for the account of the Target Fund Shareholders, pursuant to this Agreement will on the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly and legally issued Acquiring Fund Shares and be fully paid and non-assessable by ETF Trust, on behalf of the Acquiring Fund.

(k)

The execution, delivery and performance of this Agreement, and the transactions contemplated herein, have been duly authorized by all necessary action on the part of the Trustees of ETF Trust, on behalf of the Acquiring Fund, and this Agreement constitutes a valid and binding obligation of ETF Trust, on behalf of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(l)

The Information Statement/Prospectus to be included in the Registration Statement, insofar as it relates to the Acquiring Fund, ETF Trust and the Acquiring Fund Shares, will from the effective date of the Registration Statement through the Closing Date (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading (provided that this representation and warranty shall not apply to statements in or omissions from the Information Statement/Prospectus made in reliance upon and in conformity with information that was furnished by the Target Fund for use therein) and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder. The information to be furnished by the Acquiring Fund for use in supplements to registration statements and other documents filed or to be filed with any federal, state or local regulatory authority (including FINRA), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto.

5.	COVENANTS

ETF Trust, on behalf of the Acquiring Fund, and [Target Trust], on behalf of the Target Fund, hereby further covenant as follows:

5.1.

The Target Fund will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable. The Acquiring Fund is not currently operational.

5.2.

The Target Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

5.3.	The Target Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Target Fund Shares.

5.4.

Subject to the provisions of this Agreement, the Acquiring Fund and the Target Fund covenant to take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.5.

ETF Trust, on behalf of the Acquiring Fund, shall prepare and file a registration statement on Form N-14 in compliance with the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder with respect to the Reorganization (“Registration Statement”). The Target Fund will provide to the Acquiring Fund such information regarding the Target Fund as may be reasonably necessary for the preparation of the Registration Statement.

5.6.

Each of the Acquiring Fund and the Target Fund covenant to use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Agreement as promptly as practicable.

5.7.

[Target Trust], on behalf of the Target Fund, covenants that it will execute and deliver or cause to be executed and delivered all such assignments and other instruments and will take or cause to be taken such further action as [Target Trust], on behalf of the Acquiring Fund, may reasonably deem necessary or desirable in order to vest in and confirm (a) [Target Trust]’s, on behalf of the Target Fund, title to and possession of the Acquiring Fund Shares to be delivered hereunder and (b) ETF Trust’s, on behalf of the Acquiring Fund, title to and possession of all the Assets and otherwise to carry out the intent and purpose of this Agreement.

5.8.

The Acquiring Fund covenants to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Closing Date.

5.9.

The Acquiring Fund shall not change its Charter, prospectus or statement of additional information prior to closing so as to restrict permitted investments for the Acquiring Fund prior to the closing, except as required by the Commission.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TARGET FUND

The obligations of [Target Trust], on behalf of the Target Fund, to consummate the transactions provided for herein shall be subject, at the election of [Target Trust], to the performance by ETF Trust, on behalf of the Acquiring Fund, of all the obligations to be performed by it hereunder on or before the Closing Date, and, in addition thereto, the following further conditions:

6.1.

All representations and warranties of ETF Trust, on behalf of the Acquiring Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

6.2.

ETF Trust, on behalf of the Acquiring Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by ETF Trust, on behalf of the Acquiring Fund, on or before the Closing Date.

6.3.

ETF Trust, on behalf of the Acquiring Fund, shall have executed and delivered an assumption of the Liabilities (the “Assumption Instrument”) and all such other agreements and instruments as [Target Trust], on behalf of the Target Fund, may reasonably deem necessary or desirable in order to vest in and confirm (a) [Target Trust], on behalf of the Target Fund, has title to and possession of the Acquiring Fund Shares to be delivered hereunder and (b) ETF Trust’s, on behalf of the Acquiring Fund, assumption of all of the Liabilities and otherwise to carry out the intent and purpose of this Agreement.

6.4.

ETF Trust, on behalf of the Acquiring Fund, shall have delivered to the Target Fund a certificate executed in its name by its President or Vice President and the Treasurer or Assistant Treasurer of ETF Trust, in a form reasonably satisfactory to [Target Trust], on behalf of the Target Fund, and dated as of the Closing Date, as to the matters set forth in paragraphs 6.1 and 6.2 and as to such other matters as [Target Trust] shall reasonably request.

6.5.

The Target Fund and the Acquiring Fund shall have agreed on the number of full Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 1.1. For the avoidance of doubt, the Acquiring Fund shall not issue fractional shares, and cash shall be distributed to Target Fund Shareholders in connection with this Reorganization in lieu of fractional Acquiring Fund Shares.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND

The obligations of ETF Trust, on behalf of the Acquiring Fund, to consummate the transactions provided for herein shall be subject, at the election of [Target Trust], to the performance by [Target Trust], on behalf of the Target Fund, of all of the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following further conditions:

7.1.

All representations and warranties of [Target Trust], on behalf of the Target Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

7.2.

[Target Trust], on behalf of the Target Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by [Target Trust], on behalf of the Target Fund, on or before the Closing Date.

7.3.

[Target Trust], on behalf of the Target Fund, shall have delivered to the Acquiring Fund a statement of the Assets and Liabilities, as of the Closing Date, including a schedule of investments, certified by the Treasurer of [Target Trust], on behalf of the Target Fund. [Target Trust] shall have executed and delivered all such assignments and other instruments of transfer (the “Transfer Instruments”) as ETF Trust, on behalf of the Acquiring Fund, may reasonably deem necessary or desirable in order to vest in and confirm (a) [Target Trust]’s, on behalf of the Target Fund, title to and possession of the Acquiring Fund Shares to be delivered hereunder and (b) ETF Trust’s, on behalf of the Acquiring Fund, title to and possession of all the Assets and otherwise to carry out the intent and purpose of this Agreement.

7.4.

[Target Trust], on behalf of the Target Fund, shall have delivered to the Acquiring Fund a certificate executed in the name of the Target Fund by the President or Vice President and the Treasurer or Assistant Treasurer of [Target Trust], in a form reasonably satisfactory and dated as of the Closing Date, as to the matters set forth in paragraphs 7.1 and 7.2 and as to such other matters as [Target Trust], on behalf of the Acquiring Fund, shall reasonably request.

7.5.

The Target Fund and the Acquiring Fund shall have agreed on the number of full Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 1.1. For the avoidance of doubt, the Acquiring Fund shall not issue fractional shares, and cash shall be distributed to Target Fund Shareholders in connection with this Reorganization in lieu of fractional Acquiring Fund Shares.

8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND AND THE TARGET FUND

If any of the conditions set forth below have not been satisfied on or before the Closing Date with respect to [Target Trust], on behalf of the Target Fund, or ETF Trust, on behalf of the Acquiring Fund, the other party to this Agreement shall be entitled, at its option, to refuse to consummate the transactions contemplated by this Agreement:

8.1.

This Agreement and the transactions contemplated herein shall have been approved by the Trustees of [Target Trust], on behalf of the Target Fund, and ETF Trust, on behalf of the Acquiring Fund, in accordance with the provisions of the Charter and by-laws of [Target Trust], applicable state law and the 1940 Act, and certified copies of the resolutions evidencing such approval shall have been delivered to the Acquiring Fund. Notwithstanding anything herein to the contrary, [Target Trust] may not waive the condition set forth in this paragraph 8.1.

8.2.

On the Closing Date, no action, suit or other proceeding shall be pending or, to the knowledge of either of ETF Trust or [Target Trust], threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

8.3.

All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities deemed necessary by ETF Trust and [Target Trust] to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the Assets of the Acquiring Fund or the Target Fund, provided that either party hereto may for itself waive any of such conditions.

8.4.

The Registration Statement shall have become effective under the 1933 Act, and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.5.	With respect to the Reorganization, the Acquiring Fund and the Target Fund shall have received an opinion of Dechert LLP, substantially to the effect that for U.S. federal income tax purposes:

(a)

The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) (1)(F) of the Code, and the Acquiring Fund and Target Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(b)

Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets of the Target Fund solely in exchange for the assumption of the Liabilities of the Target Fund and issuance of the Acquiring Fund Shares;

(c)

Under Sections 361 and 357(a) of the Code, no gain or loss will be recognized by the Target Fund upon the transfer of the Assets of the Target Fund to the Acquiring Fund solely in exchange for the assumption by the Acquiring Fund of the Target Fund’s Liabilities and the Acquiring Fund Shares or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to Target Fund Shareholders in exchange for their Target Fund Shares;

(d)

Under Section 354 of the Code, no gain or loss will be recognized by any Target Fund Shareholder upon the exchange of its Target Fund Shares solely for Acquiring Fund Shares (except with respect to cash received in lieu of fractional shares);

(e)

Under Section 358 of the Code, the aggregate tax basis of the Acquiring Fund Shares received by each Target Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund Shares exchanged in the Reorganization (reduced by any amount of tax basis allocable to fractional shares for which cash is received);

(f)

Under Section 1223(1) of the Code, the holding period of the Acquiring Fund Shares received by each Target Fund Shareholder will include the period during which the Target Fund Shares exchanged therefor were held by such shareholder, provided the Target Fund Shares are held as capital assets at the time of the Reorganization;

(g)

Under Section 362(b) of the Code, the tax basis of the Assets of the Target Fund acquired by the Acquiring Fund will be the same as the tax basis of such Assets to the Target Fund immediately prior to the Reorganization;

(h)

Under Section 1223(2) of the Code, the holding period of the Assets of the Target Fund in the hands of the Acquiring Fund will include the period during which those Assets were held by the Target Fund; and

(i)	The Target Fund’s tax attributes enumerated in Section 381(c) of the Code will be taken into account by the Acquiring Fund without limitation.

The opinion will be subject to receipt of and based on certain factual certifications made by officers of the Acquiring Fund and the Target Fund and will also be based on customary assumptions. It is possible that the Internal Revenue Service could disagree with Dechert LLP’s opinion. Notwithstanding anything herein to the contrary, neither ETF Trust nor [Target Trust] may waive the conditions set forth in this paragraph 8.5.

8.6.

[Target Trust] and ETF Trust shall have received the opinion of Dechert LLP dated the Closing Date (subject to customary assumptions, qualifications and limitations and in form and substance reasonably acceptable to ETF Trust, on behalf of the Acquiring Fund, and [Target Trust], on behalf of the Target Fund), substantially to the effect that, based upon certain facts and certifications made by ETF Trust, on behalf of the Acquiring Fund, and [Target Trust], on behalf of the Target Fund, and their authorized officers, (a) ETF Trust is duly organized and validly existing under the laws of Delaware and has power to own all of its Assets and to carry on its business as presently conducted, and the Acquiring Fund is a series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the Charter and by-laws of ETF Trust; (b) [Target Trust] is duly organized and validly existing under the laws of [ ]and has power to own all of its Assets and to carry on its business as presently conducted, and the Target Fund is a series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the Charter and by-laws of [Target Trust]; (c) the Acquiring Fund has the power to assume the Liabilities to be assumed by it hereunder and, upon consummation of the transactions contemplated hereby in accordance with the terms of this Agreement and the execution and delivery to the Target Fund by ETF Trust, on behalf of the Acquiring Fund, of the Assumption Instrument, the Acquiring Fund will have duly assumed such Liabilities; (d) the Target Fund has the power to sell, assign, transfer and deliver the Assets to be transferred by it hereunder, and, upon consummation of the transactions contemplated hereby in accordance with the terms of this Agreement and the execution and delivery to the Acquiring Fund by [Target Trust], on behalf of the Target Fund, of the Transfer Instruments against payment therefor, the Target Fund will have duly transferred such Assets to the Acquiring Fund; (e) this Agreement has been duly authorized, executed and delivered on behalf of the Acquiring Fund and the Target Fund and, assuming the Registration Statement and Information Statement/Prospectus comply with applicable federal securities laws, constitutes the valid and binding obligation of the Acquiring Fund and Target Fund, enforceable against the Acquiring Fund and Target Fund in accordance with its terms, subject to bankruptcy, insolvency, moratorium reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (f) the Acquiring Fund Shares to be issued for transfer to the Target Fund Shareholders as provided by this Agreement are duly authorized for issuance and, when issued and delivered by the Acquiring Fund against delivery of all of the Assets of the Target Fund as set forth in this Agreement, will be validly issued and outstanding and fully paid and nonassessable shares in the Acquiring Fund, and no shareholder of the Acquiring Fund has any preemptive right of subscription or purchase in respect thereof; (g) the execution and delivery of this Agreement did not, and the consummation of the transactions contemplated thereby will not, violate the Charter or by-laws of either ETF Trust or [Target Trust], or result in a violation of the terms and provision of the agreements to which ETF Trust or the Acquiring Fund or [Target Trust] or the Target Fund is a party or by which either ETF Trust or the Acquiring Fund or [Target Trust] or the Target Fund is bound that are listed in an annex to such opinion and, to the knowledge of such counsel, no consent, approval, authorization or order of any United States federal, [Delaware or Massachusetts] state court or governmental body is required for the consummation by ETF Trust and the Acquiring Fund and [Target Trust] and the Target Fund of the transactions contemplated by the Agreement, except such as have been obtained; (h) to the knowledge of such counsel, based on discussions with officers of ETF Trust and [Target Trust] but without other independent investigation, there is no litigation or administrative proceeding or investigation of or before any court or governmental body presently pending or threatened as to ETF Trust, with respect to the Acquiring Fund, or [Target Trust], with respect to the Target Fund, or any of their respective Assets, that, if adversely determined, would materially and adversely affect their respective financial conditions or the conduct of their respective businesses; to the knowledge of such counsel, based on discussions with officers of ETF Trust and [Target Trust] but without other independent investigation, neither ETF Trust nor [Target Trust] nor the Acquiring Fund or Target Fund is a party to or subject to the provisions of any order, decree or judgment of any court or governmental body, which materially and adversely affects either of their respective businesses; and, to the knowledge of such counsel, based on discussions with officers of ETF Trust and [Target Trust] but without other independent investigation, there is no legal or governmental proceeding relating to ETF Trust or the Acquiring Fund or [Target Trust] or the Target Fund pending on or before the date of mailing of the Information Statement/Prospectus or the date hereof which is required to be disclosed in the Registration Statement which is not disclosed therein; (i) each of ETF Trust and [Target Trust] is registered with the Commission as an investment company under the 1940 Act; and (j) the Registration Statement has become effective under the 1933 Act and, to the knowledge of such counsel, (1) no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and (2) no proceedings for that purpose have been instituted or threatened by the Commission.

8.7.

The Assets of the Target Fund will include no assets which the Acquiring Fund, by reason of limitations contained in its Charter or of investment policies disclosed in its current prospectus and statement of additional information, as supplemented, in effect on the Closing Date, may not properly acquire.

9.	INDEMNIFICATION

9.1.

The Acquiring Fund, solely out of its Assets (including any amounts paid to the Target Fund pursuant to any applicable liability insurance policies or indemnification agreements), agrees to indemnify and hold harmless [Target Trust] and its Trustees and officers from and against any and all losses, claims, damages, Liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Target Fund may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on (a) any breach by the Acquiring Fund, as applicable of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by ETF Trust or its Trustees or officers prior to the Closing Date, provided that such indemnification by the Acquiring Fund is not (i) in violation of any applicable law or (ii) otherwise prohibited as a result of any applicable order or decree issued by any governing regulatory authority or court of competent jurisdiction.

9.2.

The Target Fund, solely out of its Assets (including any amounts paid to the Acquiring Fund pursuant to any applicable liability insurance policies or indemnification agreements), agrees to indemnify and hold harmless ETF Trust and its Trustees and officers from and against any and all losses, claims, damages, Liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquiring Fund may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on (a) any breach by the Target Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by [Target Trust] or its Trustees or officers prior to the Closing Date, provided that such indemnification by the Target Fund is not (i) in violation of any applicable law or (ii) otherwise prohibited as a result of any applicable order or decree issued by any governing regulatory authority or court of competent jurisdiction.

10.	BROKERAGE FEES AND BROKERAGE EXPENSES; REORGANIZATION COSTS

10.1.

ETF Trust, on behalf of the Acquiring Fund, and [Target Trust], on behalf of the Target Fund, represent and warrant that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

10.2.

JPMIM will pay for the costs incurred by the Funds associated with the Reorganization (including the legal costs associated with the Reorganization) by waiving fees or reimbursing expenses to offset the costs incurred by the Target Funds and Acquiring Funds associated with the Reorganization, including any brokerage fees and expenses incurred by the Funds related to the disposition and acquisition of Assets as part of the Reorganization. The costs of the Reorganization shall include, but not be limited to, costs associated with obtaining any necessary order of exemption from the 1940 Act, preparation and filing of the Registration Statement and printing and distribution of the Information Statement/Prospectus, legal fees, accounting fees, and securities registration fees. Brokerage fees and expenses related to the disposition and acquisition of Assets (including any disposition to raise cash to pay redemption proceeds) that are incurred in the ordinary course of business will not be covered by JPMIM. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a “regulated investment company” within the meaning of Section 851 of the Code.

11.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

11.1.

Each of ETF Trust, on behalf of the Acquiring Fund, and [Target Trust], on behalf of the Target Fund, agrees that it has not made any representation, warranty nor covenant, on behalf of either the Target Fund or the Acquiring Fund, not set forth herein and that this Agreement constitutes the entire agreement between the parties.

11.2.

The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated hereunder. The covenants to be performed after the Closing shall survive the Closing.

12.	TERMINATION

This Agreement may be terminated and the transactions contemplated hereby may be abandoned by resolution of the Trustees of ETF Trust with respect to the Acquiring Fund or [Target Trust] with respect to the Target Fund at any time prior to the Closing Date, if circumstances should develop that, in the opinion of that Board, make proceeding with the Agreement inadvisable with respect to the Acquiring Fund or the Target Fund, respectively.

13.	AMENDMENTS

This Agreement may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the authorized officers of ETF Trust and [Target Trust].

14.	NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail) personal service or prepaid or certified mail addressed as follows:

277 Park Avenue, New York, NY 10017, to the attention of the [Target Trust]’s secretary and with a copy to Dechert LLP, 1095 Avenue of the Americas, New York, NY 10036, attn: Jon S. Rand.

15.	HEADINGS; GOVERNING LAW; SEVERABILITY; ASSIGNMENT; LIMITATION OF LIABILITY

15.1.	The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.2.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

15.3.

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date and year first above written.

[Target Trust], on behalf of Target Fund	J.P. Morgan Exchange-Traded Fund Trust, on behalf of Acquiring Fund

By:	By:
Name:	Name:
Title:	Title:

With respect to paragraph 10.2 of this Agreement, Accepted and Acknowledged by:

J.P. Morgan Investment Management Inc.

By:
Name:
Title:

Schedule 4.1

Disclosure Form – [Target Trust]

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Schedule 4.2

Disclosure Form – J.P. Morgan Exchange-Traded Fund Trust

[ ]